Exhibit 99.1

Company Contact:

BioSphere Medical, Inc.

Martin Joyce

Chief Financial Officer

(781) 681-7925

BIOSPHERE MEDICAL REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

Company records highest quarterly sales to date as Uterine Fibroid Embolization continued to gain acceptance among patients, Gynecologists and Interventional Radiologists

ROCKLAND, Mass. – FEBRUARY 3, 2005 – BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by occluding their blood supply, today reported that total revenues for the fourth quarter of 2004 were $4.28 million, compared with total revenues of $3.64 million for the corresponding period in 2003, an increase of 17.4%. In the fourth quarter of 2004, revenues in the United States were $2.91 million compared to revenues of $2.47 in the fourth quarter of 2003. Revenues outside of the United States were $1.37 million for the fourth quarter of 2004, compared to revenues of $1.17 million for the fourth quarter of 2003.

Selling, general and administrative expenses increased to $3.45 million for the fourth quarter of 2004 compared to $2.49 million for the fourth quarter of 2003. Selling, general and administrative expenses for the fourth quarter of 2004 included severance and relocation charges of $.96 million for executive leadership changes during the period. Research and development expenses were $.62 million for the fourth quarter of 2004, compared to $.52 million for the fourth quarter of 2003.

The Company recorded a non-routine charge of $.87 million in the fourth quarter of 2004 related to the payment of damages by BioSphere Medical S.A., the Company’s wholly-owned French subsidiary, in  satisfaction of a judgment made in favor of  Terumo Europe N.V. by the Commercial Court of Pointoise, France in a contract dispute.

The net loss for the fourth quarter of 2004 was $1.96 million, or $0.14 per basic and diluted share. This compares with a net loss of $1.17 million, or $0.09 per basic and diluted share, for the fourth quarter of 2003.

Total revenues for the year ended December 31, 2004 increased to $14.16 million, compared with $12.80 million for the year ended December 31, 2003, a year-over-year increase of 10.6%.

Selling, general, and administrative expenses were $11.42 million for the year ended December 31, 2004 compared with $12.69 million for the year ended December 31, 2003. Research and development expenses for the year ended December 31, 2004 were $2.39 million, compared to $2.58 million for last year. As previously noted, a non-routine payment of $.87 million was recorded in 2004 in satisfaction of an adverse judgment in the contract claim brought by Terumo Europe N.V. in France.

For the year ended December 31, 2004 the net loss was $6.91 million, or $0.49 per basic and diluted share. This compares with a net loss of $7.35 million, or $0.55 per basic and diluted share, for the prior year. As previously reported, the Company incurred a non-routine inventory write-down charge of $.91 million in the quarter ended June 30, 2004, from the disposition of inventory produced prior to recent process improvements.

At December 31, 2004, the Company had cash, cash equivalents and marketable securities of $10.22 million.

“We are pleased with the momentum and trends in the fourth quarter” said Richard Faleschini, BioSphere Medical’s president and Chief Executive Officer. “We have focused our organization on developing effective local strategies to optimize physician referral patterns and relationships and channel patients to physicians who include uterine fibroid embolization, or UFE, in their treatment options. This focus is in its early stages and we expect it will continue to be the object of our plans for many months to come,” said Faleschini.

Significant milestones and developments since the beginning of the fourth quarter of 2004 include:

•                  Record quarterly revenues increasing 17.4% quarter-over-quarter.

•                  Increased media attention and interest in UFE after the public announcement on November 19, 2004 that Condoleeza Rice, then U.S. National Security Advisor, had undergone a successful uterine fibroid embolization at Georgetown University Hospital.

•                  News release from the American College of Obstetricians and Gynecologists (ACOG) on December 29, 2004 highlighting a finding in a “study published in the January 2005 issue of Obstetrics & Gynecology that pregnancy is possible for women who undergo uterine artery embolization (UAE) treatment for problem fibroids,”

•                  Publication of guidance in October 2004 by the National Institute for Clinical Excellence (NICE) of the National Health Service in the United Kingdom which indicates UFE for routine use for the treatment of fibroids and encourages gynecologists and interventional radiologists to collaborate to properly select patients for UFE.

•                  Publication of the results of a French multicenter registry (FEMIC) in CardioVascular and Interventional Radiology which concluded that women “can expect excellent midterm results and a high level of symptom control and significant fibroid volume reduction” following UFE procedures employing EmboSphere Microspheres.

•                  Resolution of the Terumo contract litigation.

•                  Closed $8 million of new financing.

•                  Appointment of Richard Faleschini as president and Chief Executive Officer and Gary Saxton as vice president of Marketing and Sales.

The Company will host its quarterly conference call today at 11 A.M. ET.  The number to dial into the call is 706-679-7298 and the access code is 3583416.  Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 p.m. today until midnight on February 17, 2005. The replay can be accessed by dialing 706-645-9291 access code 3583416 or you can visit the “Investor” section of our company web site at www.biospheremed.com.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying its proprietary microsphere technology to medical applications using embolotherapy techniques.  The Company’s core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. BioSphere’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  The Company’s products have already begun to gain wide acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia and the European Community, which allow the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization.

Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the development of effective local strategies to optimize physician referral patterns and relationships and to channel patients to physicians who include UFE in their treatment options. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including without limitation, widespread market acceptance of its lead product, Embosphere® Microspheres, for the treatment of UFE; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic and market conditions, as well as the risk factors  described in the section titled “Certain Factors That May Affect Future Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

Financial Tables Follow

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED  BALANCE SHEETS

As of December 31, 2004 and December 31, 2003

(in thousands, unaudited)

	December 31,	December 31,
	2004	2003
ASSETS

Cash, cash equivalents and marketable securities	$10,222	$7,575
Accounts receivable, net	2,999	2,534
Inventories, net	3,311	3,496
Prepaid and other current assets	222	405
Property and equipment, net	1,134	1,497
Goodwill, net	1,443	1,443
Other assets	59	52

Total assets	$19,390	$17,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,188	$3,157
Debt and capital lease obligations	367	320
Stockholders’ equity	14,835	13,525

Total liabilities and stockholders’ equity	$19,390	$17,002

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three and twelve months ended December 31, 2004 and 2003

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$4,279	$3,645	$14,158	$12,803

Costs and expenses:
Cost of revenues	1,635	2,140	6,646	5,558
Research and development	622	516	2,393	2,577
Sales	1,407	1,364	4,923	5,427
Marketing	580	618	2,228	4,135
General and administrative	1,465	512	4,273	3,126
Litigation Settlement	874	—	874	—

Total costs and expenses	6,583	5,150	21,337	20,823

Loss from operations	(2,304)	(1,505)	(7,179)	(8,020)
Other income and expenses, net	411	333	338	668

Net loss	(1,893)	(1,172)	(6,841)	(7,352)

Preferred stock dividends	(68)	—	(68)	—

Net loss applicable to common stockholders	$(1,961)	$(1,172)	$(6,909)	$(7,352)

Net loss per common share
Basic and diluted	$(0.14)	$(0.09)	$(0.49)	$(0.55)

Weighted average common shares outstanding
Basic and diluted	14,295	13,716	14,152	13,462